Exhibit 99.1

NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

•      Record Sales In Second Quarter
•      Incremental Warranty Expense Negatively Impacted Second Quarter Profits
•      Strong Operating Cash Flow

August 4, 2011 (Beloit, WI):  Regal Beloit Corporation (NYSE: RBC) today reported financial results for the second quarter ended July 2, 2011.  Net sales of $681.8 million increased 16.7% compared to $584.2 million for the second quarter of 2010.   Diluted earnings per share were $0.88 compared to $1.07 for the second quarter of 2010.  The decrease was primarily driven by the previously announced incremental warranty expense of $28.0 million (or $0.44 diluted earnings per share). Excluding the incremental warranty accrual of $28.0 million, second quarter 2011 diluted earnings per share would have been $1.32.

“Outside of the disappointing news regarding the warranty expense, we were pleased with our second quarter results.   Excluding the incremental warranty expense, our earnings would have come in slightly higher than our earlier guidance,” commented Mr. Mark Gliebe, Chief Executive Officer.   “The balance of our businesses paid off with strong sales growth in our North American Commercial and Industrial businesses, our Mechanical business and our International-based businesses offsetting weaker sales in HVAC.   The other positive news is that we have made real progress in our pursuit to close the acquisition of A.O. Smith’s Electrical Products Company.  We believe we will close the transaction within the month.”

NET SALES	(In millions)
	Three Months Ended			Six Months Ended
	July 2, 2011	July 3, 2010	% Change	July 2, 2011	July 3, 2010	% Change
Net Sales	$681.8	$584.2	16.7%	$1,344.4	$1,091.5	23.2%

Net Sales by Segment:
Electrical segment	$611.3	$522.8	16.9%	$1,205.6	$980.0	23.0%
Mechanical segment	$70.5	$61.4	14.8%	$138.8	$111.5	24.6%

Net sales for the second quarter 2011 increased $97.6 million compared to the second quarter of 2010, including $60.0 million of incremental sales from the five businesses acquired in 2010 (the “acquired businesses”).  Sales growth was primarily driven by increased demand for North American commercial and industrial motors, generators, and mechanical products and higher international sales growth.

In the Electrical segment, net sales for the second quarter 2011 increased $88.5 million compared to the second quarter 2010, including $60.0 million of incremental net sales from the acquired businesses.  North American residential HVAC net sales decreased 9.7% in the second quarter 2011 compared to the second quarter 2010, due primarily to the reduced federal tax incentives for high efficiency products and continued weakness in the housing market.  North American commercial and industrial net sales increased 19.9% for the second quarter 2011 compared to the second quarter 2010 driven by improving economic conditions, the impact of the EISA legislation which increased the sales of energy efficient motors and a strong recovery in our generator business.

In the Mechanical segment, net sales for the second quarter of 2011 increased $9.1 million compared to the second quarter 2010.  This increase was driven primarily by improving demand in later cycle end markets.

Net sales to regions outside of the United States were 36.6% of total net sales for the second quarter 2011 compared to 31.7% of total net sales for the second quarter 2010.  Second quarter 2011 net sales of high efficiency products were 17.8% of total net sales and increased 9.6% compared to the second quarter 2010.  The impact of foreign currency exchange rates increased total net sales by 2.5% for the second quarter 2011 compared to the second quarter 2010.

GROSS PROFIT	(In thousands)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Gross Profit	$150,669	$143,504	$315,480	$274,419
As a percentage of net sales	22.1%	24.6%	23.5%	25.1%

Gross Profit
Electrical segment	$130,298	$125,748	$275,903	$242,798
As a percentage of net sales	21.3%	24.1%	22.9%	24.8%
Mechanical segment	$20,371	$17,756	$39,577	$31,621
As a percentage of net sales	28.9%	28.9%	28.5%	28.4%

The $28 million increased warranty accrual was reflected in the Electrical segment’s Cost of Sales in the second quarter 2011.  Excluding the $28 million increased warranty accrual, the Gross Profit as a percentage of net sales in the second quarter 2011 would have been 26.2% and year to date 2011 would have been 25.5%.  The Gross Profit as a percentage of net sales for the Electrical segment in the second quarter 2011 would have been 25.9% and year to date 2011 would have been 25.2%.

OPERATING EXPENSES	(In thousands)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Operating Expenses	$95,860	$76,705	$196,551	$144,855
As a percentage of net sales	14.1%	13.1%	14.6%	13.3%

Operating Expenses by Segment:
Electrical segment	$85,374	$66,913	$175,466	$127,618
As a percentage of net sales	14.0%	12.8%	14.6%	13.0%
Mechanical segment	$10,486	$9,792	$21,085	$17,237
As a percentage of net sales	14.9%	16.0%	15.2%	15.5%

INCOME FROM OPERATIONS	(In thousands)
	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Income from Operations	$54,809	$66,799	$118,929	$129,564
As a percentage of net sales	8.0%	11.4%	8.9%	11.9%

Income from Operations by Segment:
Electrical segment	$44,924	$58,835	$100,437	$115,180
As a percentage of net sales	7.4%	11.3%	8.3%	11.8%
Mechanical segment	$9,885	$7,964	$18,492	$14,384
As a percentage of net sales	14.0%	13.0%	13.3%	12.9%

Operating expenses for the second quarter 2011 increased $19.2 million including (i) $10.5 million related to the acquired businesses, ($2.4 million of which was intangible amortization), and (ii) an incremental $1.5 million of acquisition-related expenses.

Net interest expense for the second quarter 2011 was $4.4 million, compared to $4.0 million for the second quarter 2010. The effective tax rate for the second quarter 2011 was 28.6% as compared to 31.9% in the second quarter 2010, due to changes in the global distribution of income.

Net income attributable to Regal Beloit Corporation for the second quarter 2011 was $34.3 million compared to $41.7 million for the second quarter 2010.  Fully diluted earnings per share for the second quarter 2011 were $0.88 compared to $1.07 for the second quarter 2010.

Net cash provided by operating activities was $53.4 million for the second quarter 2011.  Capital expenditures were $10.8 million.  Cash and investments totaled $275.3 million at July 2, 2011, an increase of $44.4 million from January 1, 2011.

“As we look forward to the third quarter we are excited and optimistic about the closing of the A.O. Smith transaction and the integration of our two teams.  Our financing is in place and our teams have done much of the upfront integration planning.” continued Mr. Gliebe.  “In terms of our business outlook, while we see continuing softness in our HVAC business, we are also seeing continuing strength in our commercial and industrial and mechanical businesses.   Accordingly, we are projecting third quarter diluted earnings per share of $1.11 to $1.17.  Our guidance for the third quarter does not include the impact of closing on the acquisition of the Electrical Products Company of A. O. Smith but does include an incremental $4.4 million interest expense related to acquisition financing.”

Regal Beloit will hold a conference call pertaining to this news release at 9:00 AM CDT (10:00 AM EDT) on Friday, August 5, 2011.  To listen to the call and view the presentation slides via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=80923. Individuals who would like to participate by phone should dial 800-860-2442, referencing Regal Beloit. International callers should dial 412-858-4600, referencing Regal Beloit.

A telephone replay of the call will be available through November 5, 2011, at 877-344-7529, conference ID 10002134. International callers should call 412-317-0088 using the same conference ID.  A webcast replay will be available until November 5, 2011, and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm  or at
http://www.videonewswire.com/event.asp?id=80923.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; difficulties consummating the pending acquisition of the Electrical Products Company of A.O. Smith Corporation that may have a negative impact on our results of operations; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on March 2, 2011 and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
Dollars in Thousands, Except Dividends Declared and Per Share Data

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net Sales	$681,785	$584,181	$1,344,440	$1,091,499
Cost of Sales	531,116	440,677	1,028,960	817,080
Gross Profit	150,669	143,504	315,480	274,419
Operating Expenses	95,860	76,705	196,551	144,855
Income From Operations	54,809	66,799	118,929	129,564
Interest Expense	4,814	4,480	9,905	9,541
Interest Income	419	514	736	1,155
Income Before Taxes & Noncontrolling Interests	50,414	62,833	109,760	121,178
Provision For Income Taxes	14,429	20,058	32,952	38,535
Net Income	35,985	42,775	76,808	82,643
Less: Net Income Attributable to Noncontrolling Interests, net of tax	1,655	1,055	3,641	3,161
Net Income Attributable to Regal Beloit Corporation	$34,330	$41,720	$73,167	$79,482
Earnings Per Share of Common Stock:
Basic	$0.89	$1.09	$1.89	$2.10
Assuming Dilution	$0.88	$1.07	$1.87	$2.05
Cash Dividends Declared	$0.18	$0.17	$0.35	$0.33
Weighted Average Number of Shares Outstanding:
Basic	38,667,034	38,310,371	38,646,873	37,878,189
Assuming Dilution	39,212,535	38,954,418	39,182,215	38,796,187

SEGMENT INFORMATION
Unaudited
Dollars in Thousands

	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net Sales	$70,471	$61,391	$611,314	$522,790
Income from Operations	9,885	7,964	44,924	58,835

	Mechanical Segment		Electrical Segment
	Six Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net Sales	$138,836	$111,464	$1,205,604	$980,035
Income from Operations	18,492	14,384	100,437	115,180

CONDENSED CONSOLIDATED BALANCE SHEETS
Dollars in Thousands

	(Unaudited)
ASSETS	July 2, 2011	January 1, 2011
Current Assets:
Cash and Investments	$275,348	$230,858
Trade Receivables, less Allowances of $10,646 in 2011 and $10,637 in 2010	410,565	331,017
Inventories	436,375	390,587
Prepaid Expenses and Other Current Assets	117,426	135,589
Total Current Assets	1,239,714	1,088,051

Property, Plant, Equipment and Noncurrent Assets	1,406,829	1,361,085
Total Assets	$2,646,543	$2,449,136
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$279,311	$231,705
Other Accrued Expenses	196,884	159,000
Current Maturities of Debt	14,282	8,637
Total Current Liabilities	490,477	399,342

Long-Term Debt	428,044	428,256
Other Noncurrent Liabilities	247,457	224,376
Equity:
Total Regal Beloit Corporation Shareholders' Equity	1,442,037	1,361,960
Noncontrolling Interests	38,528	35,202
Total Equity	1,480,565	1,397,162
Total Liabilities and Equity	$2,646,543	$2,449,136

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
Dollars in Thousands

	Three Months Ended		Six Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,985	$42,775	$76,808	$82,643
Adjustments to reconcile net income to net cash provided by operating activities (net of acquisitions):
Depreciation and amortization	22,027	18,874	43,626	35,899
Excess tax benefits from stock-based compensation	(593)	(741)	(1,003)	(1,411)
Loss on disposition of property, net	301	1,368	488	1,368
Stock-based compensation expense	4,480	1,708	6,235	3,065
Change in assets and liabilities	(8,825)	(8,622)	(16,578)	(21,837)
Net cash provided by operating activities	53,375	55,362	109,576	99,727

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(10,796)	(6,991)	(38,525)	(18,232)
Purchases of investment securities	-	(89,744)	-	(187,877)
Sales of investment securities	-	62,460	55,998	131,529
Business acquisitions, net of cash acquired	(13,456)	(75,863)	(22,053)	(75,863)
Sale of property, plant and equipment	193	67	209	67
Net cash used in investing activities	(24,059)	(110,071)	(4,371)	(150,376)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of convertible debt	-	(38,728)	-	(38,728)
Net (repayments of) proceeds from short-term borrowings	(4,904)	(7,072)	5,118	(8,733)
Payments of long-term debt	(39)	(57)	(88)	(103)
Net repayments under revolving credit facility	(2,845)	-	-	(2,863)
Dividends paid to shareholders	(6,569)	(5,997)	(13,130)	(11,978)
Proceeds from the exercise of stock options	1,190	1,766	1,756	2,989
Excess tax benefits from stock-based compensation	593	741	1,003	1,411
Financing fees paid	(1,874)	-	(1,874)	-
Net cash used in financing activities	(14,448)	(49,347)	(7,215)	(58,005)

EFFECT OF EXCHANGE RATES ON CASH	1,023	(1,584)	2,827	(1,266)

Net increase (decrease) in cash and cash equivalents	15,891	(105,640)	100,817	(109,920)
Cash and cash equivalents at beginning of period	259,457	258,142	174,531	262,422
Cash and cash equivalents at end of period	$275,348	$152,502	$275,348	$152,502